Exhibit 99.1

For Immediate Release
March 1, 2016

For More Information
Trisha Voltz Carlson, SVP Investor Relations Manager
504-299-5208 or trisha.carlson@hancockbank.com

Hancock Board Votes To Nominate New Director for the 2016 Annual Meeting
Long-term director not standing for re-election in April

GULFPORT, Miss.  (March 1, 2016) — Hancock Holding Company (Nasdaq:  HBHC) today announced that the company's board of directors has voted to nominate Sonya C. Little to fill an open seat in the company's class of directors with terms expiring in 2019.  That class will be up for election at the company's 2016 annual meeting of shareholders.  Current long-time board member Anthony J. Topazi will not stand for re-election at the Company's upcoming annual meeting set for April 21, 2016.

Sonya C. Little is the Chief Financial Officer for the City of Tampa, Florida.  She was appointed in May 2011 and leads a team of more than 90 professionals.  She is responsible for administering an annual operating budget of over $850 million, manages the city's credit ratings, a $900+ million debt portfolio and oversees the primary functions of accounting, grant management, investments and pension fund administration.

Prior to joining the mayor's staff, Ms. Little worked for three years as managing director with Public Resources Advisory Group (PRAG) in St. Petersburg, Florida.  She also worked with RBC Capital Markets and William R. Hough & Co. as a municipal investment banker for over 14 years.  Previously, she was a bond development specialist with the State of Florida's Division of Bond Finance and worked for both Barnett Bank and Florida National Bank.

"Sonya's extensive and diverse mix of experience makes her well qualified to serve as a member of our Board of Directors," said James. B. Estabrook, Chairman of the Board. "By virtue of her expertise in financial, operational, strategic, governance and regulatory matters she will immediately become a valued member of our board upon election by our shareholders at the annual meeting."

Mr. Topazi became an advisory director of Hancock Bank in 2004 and a member of the board of directors in 2007.  Mr. Topazi was the Executive Vice President and Chief Operating Officer of Southern Company from 2010 to 2012 and President and CEO of Mississippi Power Company from 2004 to 2010.

Given his valuable insight, the board requested and Mr. Topazi has accepted the board's invitation to continue to serve in an advisory capacity.  Following the annual meeting, Mr. Topazi will serve as an advisory director to the bank board.

"Anthony has provided valuable management and economic development experience during his tenure on the board and we thank him for his many contributions over the years," said Estabrook.  "We look forward to a long and continued relationship with Anthony as an advisory director."

"I will always be grateful for Anthony's incredible leadership in the aftermath of Hurricane Katrina," said John M. Hairston, President and CEO. "While leading Mississippi Power Company in restoring electricity to the devastated Mississippi Gulf Coast in record time, he simultaneously provided expertise and advice to state and local officials, as well as to our Board and management as they also worked to aid in and lead recovery efforts."

Upon his retirement from Southern Company, Mr. Topazi has dedicated time to raising awareness of Amyotrophic Lateral Sclerosis (ALS).  He now plans to devote more time to ALS research, a topic that warrants even more focus and on which he is passionate.

About Hancock Holding Company
Hancock Holding Company is a financial services company with regional business headquarters and locations throughout a growing Gulf South corridor. The company's banking subsidiary provides a comprehensive network of full-service financial choices through Hancock Bank locations in Mississippi, Alabama, and Florida and Whitney Bank offices in Louisiana and Texas, including traditional and online banking; commercial and small business banking; energy banking; private banking; trust and investment services; certain insurance services; mortgage services; and consumer financing. More information and online banking are available at www.hancockbank.com and www.whitneybank.com.

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